                        CINCINNATI FINANCIAL CORPORATION

                             STOCK OPTION PLAN NO. V

                          as amended November 17, 1995

         1. PURPOSE. Stock Option Plan No. V (the "Plan") and the options authorized hereunder are intended as an employment incentive, to retain in the employ of Cincinnati Financial Corporation (hereinafter sometimes referred to as "CFC") and its subsidiaries (as defined in subsection 425(f) of the Internal Revenue Code of 1986, as amended), persons of training, experience, and ability, to attract new employees whose services are considered unusually valuable, to encourage a sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of CFC and its subsidiaries.

         2. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of the common stock of CFC which may be issued under all options to be granted pursuant to this Plan shall not exceed 500,000 shares of common stock with the par value of $2.00 per share. The options granted under this Plan may be Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) or non-qualified options (any option which is not an Incentive Stock Option).

         3. ADMINISTRATION OF PLAN. A Committee (or Subcommittee) of at least two disinterested, outside (as hereinafter defined) members of the Board of Directors of CFC, appointed by and serving at the pleasure of the Board of Directors (hereinafter called the "Committee") shall supervise the administration of the Plan. Any questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determinations shall be final and binding upon all persons. The Committee shall have the authority to grant Incentive Stock Options or non-qualified options to those employees it deems appropriate. Those options shall contain such terms as the Committee determines, subject to the limitations and requirements provided herein. For purposes of determining who may serve as a member of the Committee, "disinterested" shall mean a person who is not authorized to receive and who has not, during the one year prior to service on the Committee, been granted an option under the Plan or under any other stock option plan of CFC, and "outside" shall mean a director who is not a current or former employee or officer of the Company and who does not receive any "remuneration" as that term is defined in the regulations under Internal Revenue Code Section 162(m), in any capacity, other than as a director.

         4. ELIGIBILITY FOR OPTIONS. All full-time employees of CFC and its subsidiaries shall be eligible to receive options and the fact that an employee may be a director of CFC or of a subsidiary of CFC shall not disqualify an employee from participating in this Plan. No employee shall receive options on more than 100,000 shares over any three-year period.

         5. AMENDMENTS TO PLAN. For the purpose of meeting any changes in pertinent law or governmental regulations, or for any other purpose which at the time may be permitted by law, the Board of Directors, from time-to-time, may amend or revise the terms of this Plan and the Committee may amend or revise the terms of any outstanding option, retroactive to the date of granting of the Option, except that the number of shares to be issued shall not increase, other than to make appropriate adjustments in the number of shares that may be issued pursuant to the Plan, and appropriate adjustments in the number and price of shares covered by outstanding options hereunder, to give effect to any stock splits, or stock dividends, or other relevant changes in capitalization.

         6. TERMS OF OPTIONS. The option price per share for options granted hereunder shall be not less than 100% of the fair market value of the shares on the date said option was granted. The aggregate fair market value (at date of grant of the option) of the stock with respect to which Incentive Stock Options are first exercisable by any employee in any calendar year under this Plan and any other plans of CFC and its subsidiaries shall not exceed $100,000. All options granted hereunder shall expire not more than ten years from the date granted.

Except in cases of retirement or death of the optionholder, options may not be exercisable earlier than as provided in the following schedule:

         (1) After the expiration of one year of continuous employment immediately following the date of grant, the Option shall be exercisable to the extent of one-third of the number of shares originally subject to the Option;

         (2) After the expiration of two years of continuous employment immediately following the date of the grant, the Option shall be exercisable to the extent of two-thirds of the number of shares originally subject to the Option, less the number of shares previously purchased pursuant to such Option; and

         (3) After the expiration of three years of continuous employment following the date of grant, the Option shall be exercisable in full.

         7. EXERCISE OF OPTIONS. In order for all or any portion of an option to be exercised, CFC must receive at its principal place of business written notice of such exercise properly executed by the employee, setting forth the number of shares in respect of which the option is being exercised. Said notice shall be accompanied by payment of the full option price of such shares, which payment shall be in cash, or in the case of non-qualified options only, may be through the transfer by the employee to CFC of free and clear shares of the common stock of CFC which shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. The effective date of the exercise of the option ("effective date of exercise") shall be the day the written notice of exercise is received by CFC for non-qualified options and 30 days after the date of receipt for Incentive Stock Options.

         Upon termination of employment of the employee prior to the effective date of exercise of an outstanding option, the unexercised portion of the option shall terminate unless such termination of employment is due to (i) retirement with the approval of CFC for disability or (ii) retirement due to attainment of retirement age (in either of which events the Committee shall have discretion to permit any unmatured installments of the options to be accelerated and the options shall thereupon be exercisable in full. The time within which the Company must receive the notice of exercise and payment shall be 90 days from the date of termination of employment unless the Committee, in its discretion, elects to grant a written extension of the time for receipt of notice and payment) or (iii) death of the employee (in which event the unmatured installments of the options shall be accelerated and the time within which the Company must receive the notice of exercise and payment shall be six months from the date of death). In any event, the effective date of the exercise of the option must be prior to the expiration thereof.

         In all other cases of termination of employment, when the employee ceases to be employed by CFC or a subsidiary of CFC, the option shall not be exercisable after the date upon which employment was terminated.

         Subject to the foregoing, each installment of an option shall be exercisable for the full amount or for any part thereof, including partial exercise from time to time. Options shall be exercisable only by the employee to whom granted, and shall not be assignable, except as provided in case of death.

         All shares purchased upon exercise of options shall be fully paid for at the time of purchase.

         8. SHARES ISSUED UPON EXERCISE OF OPTIONS. Either treasury shares or authorized but unissued shares may be issued upon exercise of options. CFC may (as permitted by law) acquire by purchase the shares which it will need to satisfy options, either at the time the options are exercised, or from time to time in advance, whenever the Board of Directors may deem such purchase advisable.

         9. IMPLIED AGREEMENT OF OPTIONEE. Every optionee shall be bound by the terms and restrictions of this Plan and the acceptance of an option shall constitute an agreement between the optionholder hereunder and CFC and any successors in interest thereto. The grant of an option under the Plan shall not limit or otherwise qualify the right of the employer of the optionholder to terminate the employment of the optionholder at any time.

         10. SECURITIES LAWS. The Board of Directors and the Committee shall take all necessary and appropriate action to ensure that all options granted and all shares of stock issued pursuant to exercise of those options are granted and issued in compliance with all federal and state securities laws.

         11. EFFECTIVE DATE AND TERM OF PLAN. This Plan, conditioned upon approval by a majority vote of the Shareholders of CFC, shall be effective as of May 1, 1995, and no options may be granted under the plan subsequent to April 30, 2005.